NewGen Announces Second Quarter Results

CHARLOTTE, NC, August 22, 2006 - NewGen Technologies, Inc. (OTCBB: NWGN) announces financial results for the second quarter and six months ended June 30, 2006.

Highlights

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During the second quarter, NewGen continued to make progress refurbishing and upgrading the company’s three fuel terminals, with total storage volume of more than 10 million gallons and annual throughput capacity over 500 million gallons. Two of these terminals, located in Charlotte, North Carolina and Spartanburg, South Carolina, were previously expected to be operational by the end of summer, 2006. However, certain issues, primarily related to permits, job scope, and financing, have slightly delayed the timing for completion, such that the company now expects these terminals to be open by the late fourth quarter of 2006 or early in the first quarter 2007. The Columbus, Georgia location is also now scheduled to come online during the first quarter of 2007.

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In its mission to build the company’s first 60-million gallon biodiesel production facility in Georgia, NewGen has nearly completed the engineering and construction plans related to this operation and is moving forward in securing appropriate financing. The company is pursuing a number of potential funding options at the project level, and construction is still expected to begin during the latter half of 2006.

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Subsequent to the end of the quarter, NewGen announced that it had increased its ownership in the company’s ACTANOL BioEngineering joint venture to 60% from 50%, allowing NewGen to have greater control over the planning and design of its biofuel facilities. .

“We continue to work diligently towards the opening of our fuel terminals as expeditiously as possible,” commented S. Bruce Wunner, Vice Chairman and CEO of NewGen Technologies. “While the process has taken somewhat longer than expected, we remain steadfast in our determination to have two terminals up and running in the very near future. This is our number one priority, even as the company makes headway finalizing plans for its first 60-million gallon biodiesel production facility - which we expect to break ground on later this year. We are seeing a great deal of interest in our upcoming operations from potential customers, suppliers, and strategic partners alike, and we intend to leverage our connections and industry expertise to finance and build facilities of the highest quality worldwide. NewGen remains uniquely positioned to become a fully-integrated, leading global producer and distributor of premium biofuels.”

Given its early stage of development, NewGen did not report any revenue for the second quarter, which ended June 30, 2006. There is no comparable data for 2005, as NewGen did not exist in its present form at that time. For the second quarter, the net loss attributable to common shareholders was $1.2 million, or $(0.03) per share. For the six months ended June 30, 2006, the net loss attributable to common shareholders was $3.6 million, or $(0.10) per share.

About NewGen Technologies, Inc.

NewGen's mission is to be a leading manufacturer, blender and distributor of premium biofuels that are intended to dramatically reduce the ecological and economic impact of world petroleum use. NewGen believes that it has developed the cleanest burning and highest performing fuels in the world by utilizing technology that allows for more complete combustion, which NewGen believes will result in improved miles per gallon and significantly decreased harmful emissions, including reduced carbon monoxide, carbon dioxide, nitrous oxides, particulates and black smoke. The company's fuel products include proprietary and complex technology, substantially and predominantly derived from petroleum sources, which are intended to improve the performance of gasoline and diesel fuels, as well as domestically-produced and environmentally-friendly alternative fuels such as Ethanol-based E85 and Biodiesel-based B20. The vision of NewGen and ReFuel America, NewGen's wholly-owned U.S. subsidiary, is a world less dependent on oil, using secure, homegrown fuels which better preserve our most important resources - the air we breathe and water we drink.

Additional information can be found at www.newgenholdings.com& www.refuelamerica.com.